Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of March 24, 2015 (the “Effective Date”) by and between VICAL INCORPORATED, a Delaware corporation (“Vical”), having an address of 10390 Pacific Center Court, San Diego, California, 92121, USA, and ASTELLAS PHARMA INC., a company organized under the laws of Japan (“Astellas”), having an address of 5-1, Nihonbashi-Honcho 2-chome, Chuo-Ku, Tokyo 103-8411, Japan.

RECITALS

WHEREAS, Astellas has developed expertise and owns proprietary rights related to Compound and Products in the Field (each as defined below), as more fully described below;

WHEREAS, Vical is engaged in the research and development of pharmaceutical products; and

WHEREAS, Vical wishes to obtain, and Astellas is willing to grant to Vical, an exclusive license under Astellas Technology (as defined below) to develop and commercialize Products in the Field in the Territory (as defined below), subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “Accounting Standards” shall mean the generally accepted accounting principles of the United States, consistently applied, and shall mean the International Financial Reporting Standards at such time as the International Financial Reporting Standards becomes the generally accepted accounting standard and applicable laws require that Vical use such standards.

1.2 “Affiliate” shall mean, with respect to a particular party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3 “Astellas Indemnitee” shall have the meaning provided in Section 11.2.

1.4 “Astellas Know-How” shall mean Information not included in the Astellas Patents that Astellas or any of its Affiliates Controls on the Effective Date or during the Term, which Information is necessary or useful for the development, registration, manufacture, use, promotion, distribution, offer for sale, sale, import or export of Compound or Products in the Field. For clarification, in the case of a Combination Product, Astellas Know-How does not include any Information Controlled by Astellas or any of its Affiliates relating to any therapeutically and/or prophylactically active ingredient in such Combination Product other than the Compound.

1.5 “Astellas Patents” shall mean all Patents that Astellas or any of its Affiliates Controls as of the Effective Date or during the Term, which Patents claim the composition of matter of, or any method of making or using, Compound or Products in the Field, including (a) […***…] and […***…] and (b) corresponding foreign Patents. For clarification, in the case of a Combination Product, Astellas Patents do not include any Patents Controlled by Astellas or any of its Affiliates, which Patents relate to any therapeutically and/or prophylactically active ingredient in such Combination Product other than the Compound.

1.6 “Astellas Technology” shall mean the Astellas Patents and Astellas Know-How.

1.7 “Calendar Year” shall mean each respective period of twelve (12) consecutive months beginning on January 1.

1.8 “CMC” shall mean chemistry, manufacturing and controls.

1.9 “CMO” shall mean a contract manufacturing organization.

1.10 “Combination Product” shall mean any pharmaceutical product that contains the Compound in combination with one or more other therapeutically and/or prophylactically active ingredient(s), whether packaged together or included in a prime-boost regimen or in the same therapeutic formulation, including, in each case, all formulations, line extensions and modes of administration.

1.11 “Commercially Reasonable Efforts” shall mean that level of efforts and resources consistent with commercially reasonable practices of a company in the pharmaceutical industry with respect to the research, development or commercialization of a pharmaceutical product at a similar stage of research, development or commercialization, taking into account relevant factors including, without limitation, measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such product and other relevant factors, including comparative technical, legal, scientific and/or medical factors, all as measured by the facts and circumstances in effect at the time when the carrying out of such obligations is due.

1.12 “Competing Entity” shall have the meaning provided in Section 3.6.

1.13 “Competitive Compound or Product” shall have the meaning provided in Section 2.4.

1.14 “Compound” shall mean an antifungal compound known as ASP2397 whose chemical structure is described in Exhibit A of a letter provided by Astellas to Vical as of the Effective Date.

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1.15 “Confidential Information” shall mean all Information and other proprietary scientific, marketing, financial or commercial information or data, which one party or any of its Affiliates has furnished or otherwise made available to the other party or its Affiliates, whether made available orally, in writing, or in electronic form. Confidential Information shall include all such information provided or made available pursuant to the Confidentiality Agreement. All Astellas Technology shall be Confidential Information of Astellas. All Confidential Information shall be subject to Article 8.

1.16 “Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Vical and Astellas dated […***…].

1.17 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise, but without taking into account any rights granted by one party to the other party under the terms of this Agreement) to grant access, a right to use, a license, or a sublicense (as applicable) to such Information, Patent or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.18 “Excluded Claim” shall have the meaning provided in Section 12.2(c)(vi).

1.19 “Executives” shall have the meaning provided in Section 12.2(b).

1.20 “FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the Territory.

1.21 “Field” shall mean prevention and treatment of all human and animal diseases and disorders.

1.22 “First Commercial Sale” shall mean, with respect to a Product, the first sale for end use to a Third Party in the Territory after the Regulatory Authority has granted Regulatory Approval in the Territory.

1.23 “Generic Product” shall mean a product that is introduced in the Territory by an entity other than Vical or a Sublicensee or their respective Affiliates, which contains the same or equivalent (by FDA standards) therapeutically and/or prophylactically active ingredient(s) and is approved in reliance, in whole or in part, on a prior Regulatory Approval of a Product by the FDA.

1.24 “GMP” shall mean then-current good manufacturing practice standards applicable to the manufacturing of Compound or Products under applicable law, including 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances.

1.25 “ICC” shall have the meaning set forth in Section 12.2(c)(i).

1.26 “ICC Rules” shall have the meaning set forth in Section 12.2(c)(i).

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1.27 “IND” shall mean an Investigational New Drug Application (including any amendments thereto) for a Product in the Field in the Territory as filed with the FDA pursuant to 21 C.F.R. §312, or the equivalent application submitted to the applicable Regulatory Authority in any country or group of countries outside the United States.

1.28 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, protocols, processes, knowledge, know-how, skill, experience, information, data and results (including pharmacological, toxicological, clinical, analytical and quality control data and results), regulatory filings, marketing reports, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.29 “Inventions” shall have the meaning set forth in Section 6.1.

1.30 “Losses” shall have the meaning provided in Section 11.1.

1.31 “NDA” shall mean a new drug application (as more fully defined in 21 C.F.R. 314.5 et seq.) or equivalent application, and all amendments and supplements thereto, filed with the FDA in the United States or the applicable Regulatory Authority in a country or group of countries outside the United States (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.32 “Net Sales” shall mean the gross amounts invoiced by Vical and/or its Sublicensees for sales or other dispositions of Products to Third Parties in the Territory, less the following items, as allocable to such Products (if not previously deducted from the amount invoiced): (a) trade, quantity and cash discounts, credits or allowances; (b) credits or allowances additionally granted upon returns, rejections or recalls or for retroactive price reductions and billing errors; (c) rebates, discounts and chargeback payments in any form granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers; (d) freight, shipping and insurance charges directly related to the distribution of Products; and (e) taxes, duties or other governmental tariffs (other than income taxes).

Upon any sale or other disposition of any Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product when such Product is sold alone and not as part of a Combination Product.

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales. Sales of a Product between Vical and its Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales. Any free-of-charge disposal or use of a Product for development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs, shall not be deemed a sale or disposition for purposes of calculating Net Sales.

In the case of a Combination Product, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product that contains the Compound as the sole active ingredient, if sold separately, and B is the total invoice price of the other active ingredient(s) in the Combination Product, if sold separately. If the other active ingredient(s) in the Combination Product is not sold separately in the Territory, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the average invoice price of the Product that contains the Compound as the sole active ingredient, if sold separately in such country, and D is the average invoice price of the Combination Product in such country. If the Product that contains the Compound as the sole active ingredient is not sold separately in the Territory, the parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product that contains the Compound as the sole active ingredient and the other active ingredient(s) in the Combination Product.

Net Sales will be calculated in accordance with this definition and Vical’s accounting policies generally consistent with the Accounting Standards on an accrual basis, as consistently applied. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Vical’s accounting policies generally consistent with the Accounting Standards, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

1.33 “Patent Term Extension” shall have the meaning provided in Section 6.3.

1.34 “Patents” shall mean (a) all patents, including design patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications and design patent applications, and (b) any renewal, divisional, continuation, continuation-in-part, or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, certificates of correction, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.35 “Phase IIb Clinical Trial” shall mean a pivotal clinical trial that is conducted in human patients to evaluate the safety, dose ranging and efficacy of such Product and is prospectively designed to generate sufficient data (if successful) for the purpose of submitting an application for Regulatory Approval to the competent Regulatory Authority in the Territory.

1.36 “Product” shall mean any pharmaceutical product that contains the Compound, alone or as a Combination Product, including, in each case, all dosage forms, formulations, line extensions and modes of administration.

1.37 “Regulatory Approval” shall mean any and all approvals (including individual and national price and reimbursement approvals, as applicable), licenses, registrations, or authorizations of any country, federal, supra-national, state or local regulatory agency, department, bureau or other governmental entity that are necessary to market and sell a Product in the Field in the Territory.

1.38 “Regulatory Authority” shall mean any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product in the Field in the Territory.

1.39 “Royalty Term” shall have the meaning provided in Section 4.3(b).

1.40 “Sale” shall have the meaning provided in Section 12.6(a).

1.41 “SEC” shall have the meaning provided in Section 8.5(a).

1.42 “Sublicense Agreement” shall have the meaning provided in Section 2.2.

1.43 “Sublicensee” shall mean a Third Party or Affiliate to whom Vical has granted a sublicense of the right to research, develop, make, have made, use, sell, offer for sale, have sold or import a Product in the Field in the Territory, beyond the mere right to purchase such Product.

1.44 “Term” shall have the meaning provided in Section 10.1.

1.45 “Territory” shall mean all countries worldwide.

1.46 “Third Party” shall mean any entity other than Vical or Astellas or an Affiliate of Vical or Astellas.

1.47 “United States” shall mean the United States of America and its territories and possessions.

1.48 “Valid Claim” shall mean a claim of an issued patent or pending patent application within the Astellas Patents that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

1.49 “Vical Change of Control” shall have the meaning provided in Section 3.6.

1.50 “Vical Indemnitee” shall have the meaning provided in Section 11.1.

2.	LICENSES AND OTHER RIGHTS

2.1 License and Sublicense Grant. Subject to the terms and conditions of this Agreement, Astellas hereby grants to Vical an exclusive (even as to Astellas and its Affiliates), royalty-bearing license, with the right to sublicense in accordance with Section 2.2, under the

Astellas Technology, to research, develop, register, make, have made, use, promote, distribute, sell, offer for sale, have sold, import, export and otherwise commercialize Products in the Field in the Territory.

2.2 Sublicensing. Vical shall have the right to grant sublicenses under the license granted in Section 2.1 to one or more Third Parties or Affiliates subject to the provisions of this Section 2.2. Each agreement under which Vical grants a sublicense under the license granted in Section 2.1 (each, a “Sublicense Agreement”) shall (a) be in writing and (b) be consistent with, and subject to the terms and conditions of, this Agreement. Vical shall be responsible for compliance of any Sublicensee with this Agreement. Any breach of this Agreement by the acts or omissions of a Sublicensee shall be a breach of this Agreement by Vical. Vical shall provide Astellas with a full and complete copy of each Sublicense Agreement with a Third Party […***…] after execution thereof; provided, that Vical may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement.

2.3 Notice of Sublicensing. If Vical initiates discussions with a Third Party under a confidentiality agreement or non-disclosure agreement regarding a sublicense under the license rights granted in Section 2.1 to such Third Party, except for sublicensing the right to manufacture Compound or Products to a CMO, Vical shall […***…] send Astellas a written notice informing Astellas of such discussion with a Third Party and provide Astellas with the most updated scientific and commercial information of the Product; provided however that Vical shall not be obligated to disclose the name of the Third Party or the license terms under discussion.

2.4 Competitive Compound or Product. During the Term, (a) Vical and its Sublicensees and (b) Astellas and its licensees shall not, directly or indirectly through any Affiliate or Third Party, market, manufacture, promote, distribute, offer for sale or sell, import, export, or commercialize or grant any license or sublicense to market, manufacture, promote, distribute, offer for sale or sell, import, export or commercialize any Competitive Compound or Product in the Field in the Territory, and shall not conduct clinical development of any Competitive Compound or Product in the Field in the Territory. “Competitive Compound or Product” shall mean any […***…] or any antifungal product containing such a compound; provided however, that a “Competitive Compound or Product” does not include any antifungal compound or product which is used in combination therapy with Compound or Product for invasive fungal disease and which has different main modes of action from that of such Compound or Product.

2.5 Information, Data and Material.

(a) Within […***…] of the Effective Date, Astellas shall provide Vical with all Information that Astellas considers to be reasonably necessary for Vical to research, develop or manufacture the Compound and Product in the Territory; provided that all Information provided by Astellas pursuant to this Section 2.5(a) is provided to Vical “AS IS”, subject to Astellas’ representations and warranties in Article 7.

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(b) At a time and place mutually agreed upon by the parties, Astellas will supply Vical, or the CMO designated by Vical, with […***…] of the Compound, which are in Astellas’ inventory as of the Effective Date. Within […***…] of the Effective Date, Astellas will also provide Vical with the GMP documentation in English related to the Compound, which is in Astellas’ inventory, that is required for filing an IND. Such GMP documentation shall include, but not be limited to, manufacturing batch records, SOPs, batch release test methods, specifications and results, raw material Certificates of Analysis and Certificates of Origin, if applicable, raw material and intermediate specifications and test results, and the stability protocol and test results.

(c) Vical may request that Astellas store the Compound supplied to Vical pursuant to Section 2.5(b) at Vical’s sole cost and expense, for a period of time mutually agreed upon by the parties, not to exceed […***…] from the Effective Date. In storing the Compound, Astellas shall be obliged only to use such care as it uses in the handling, storage and safeguarding of its own property of a similar nature.

(d) At a time mutually agreed upon by the parties, but in any event, within […***…] of the Effective Date, Astellas shall transfer to Vical, or to the CMO designated by Vical, the manufacturing technology for the Compound and Product, which Astellas or its Affiliates owns as of the Effective Date, including development reports, quality control and analytical methods which Astellas considers to be reasonably necessary for Vical or the CMO to manufacture the Compound and Product; provided that all information provided by Astellas pursuant to this Section 2.5(d) is provided to Vical “AS IS”, subject to Astellas’ representations and warranties in Article 7. Astellas and Vical shall discuss and agree to the transition plan of manufacturing technology for the Compound and Product and schedule (“Transfer Plan”) as soon as reasonably practicable following the Effective Date. Astellas shall only be obliged to use its reasonable effort in the implementation of the Transfer Plan, with the understanding that such assistance shall be rendered by Astellas without requirement that Astellas personnel visit the site of Vical or its designated CMO, unless Astellas and Vical should agree to the contrary, in which case Vical shall reimburse all reasonable direct and indirect costs and expenses incurred by Astellas in making such visit. Astellas shall not be required to transfer the manufacturing technology in its totality more than once to Vical or its designated CMO after completion of the Transition Plan. If Vical requests Astellas to provide extra assistance, Astellas may provide such assistance, at its discretion, on the condition that Vical shall reimburse all reasonable direct and indirect costs and expenses incurred by Astellas for such extra assistance.

(e) Upon Vical’s reasonable request within […***…] of the Effective Date, Astellas shall make available to Vical all Astellas Know-How in Astellas’ possession that has not previously been provided to Vical, including any raw data and/or original data relating to the Compound and Products; provided that any Astellas Know-How provided under this Section 2.5 shall be provided “AS IS”, subject to Astellas’ representations and warranties in Article 7. For […***…] from the Effective Date, Astellas shall not destroy, discard or otherwise dispose of or shall have not destroyed, discarded or otherwise disposed of any Astellas Know-How without prior written approval of Vical, which approval shall not be unreasonably withheld; provided that, if requested by Vical, Astellas shall transfer to Vical such Astellas Know-How that Astellas proposes to destroy, discard or dispose of (or true and complete copies thereof).

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2.6 Astellas’ Support.

(a) Commencing promptly after the Effective Date, Astellas will complete IND-enabling non-clinical studies and English study reports as listed in the tables provided by Astellas to Vical listed on Exhibit B of a letter provided by Astellas to Vical as of the Effective Date. Astellas will provide to Vical such data and reports in English promptly following completion of such studies.

(b) Subject to the terms and conditions of this Agreement, if reasonably requested by Vical within […***…] of the Effective Date, Astellas may, at its sole discretion and to the extent mutually agreed upon by the parties in writing, provide Vical with limited support for the following activities with respect to Compound and Products:

(i) Nonclinical studies, other than those specified in Section 2.6(a);

(ii) CMC-related studies, other than those specified in Section 2.6(a);

(iii) Preparing certain parts of regulatory filings with respect to the initial IND submission for Compound or Product;

(iv) Preparing responses to questions from Regulatory Authorities in the Territory with respect to the initial IND submission for Compound or Product; and

(v) Checking the accuracy of Vical’s English translation from Japanese of documents or data provided by Astellas to Vical.

(c) Vical shall reimburse all reasonable direct and indirect costs and expenses incurred by Astellas for any and all activities conducted under Section 2.6(b); provided that such costs and expenses were previously agreed upon in writing by the parties pursuant to a budget.

2.7 Retained Rights; No Implied Licenses. Except for the rights and licenses expressly granted in this Agreement, Astellas retains all rights under the Astellas Technology, and no rights shall be deemed granted by Astellas to Vical by implication, estoppel or otherwise.

3.	DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1 Development of Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, during the Term, Vical shall be solely responsible for the development of and obtaining Regulatory Approvals for Products in the Field in the Territory, including all costs associated with such activities. Without limiting the foregoing, Vical shall have sole responsibility, at Vical’s cost and expense, for conducting clinical and non-clinical studies and CMC-related studies and activities with Products in the Field in the Territory and preparing, filing, obtaining and maintaining the appropriate applications with Regulatory Authorities, and for all contacts with Regulatory Authorities, regarding Products in the Field in the Territory. Vical shall use Commercially Reasonable Efforts to develop, and to file for, obtain and maintain Regulatory Approvals for a Product in the Field in the Territory and, without limiting the foregoing, to file an initial IND in the United States or in the European Union for a Product in the Field in the Territory within […***…] of the Effective Date. Vical shall

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perform all development and regulatory activities with respect to Products in the Field in the Territory in compliance with all applicable laws, rules and regulations. Furthermore, Vical shall be solely responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compound and Products, in each case in the Field, to the appropriate Regulatory Authorities in accordance with the applicable laws, rules and regulations of the Regulatory Authorities in the Territory. Vical shall prepare an initial development plan for the clinical development of the Products in the Field in the Territory, which plan shall be in reasonable scope and detail, and shall provide, or cause to be provided, such plan to Astellas for review within a reasonable time after the Effective Date.

3.2 Commercialization of Products in the Field in the Territory. Subject to the terms and conditions of this Agreement, during the Term, Vical shall be solely responsible for the commercialization of Products in the Field in the Territory, including any post-marketing studies of Products in the Field in the Territory, including all costs associated with such activities. Vical shall use Commercially Reasonable Efforts to commercialize Products in the Field in the Territory. Vical shall perform all commercialization activities with respect to Products in the Field in the Territory in compliance with all applicable laws, rules and regulations. Without limiting the foregoing, Vical shall have the sole right and responsibility for all commercial and medical affairs matters with respect to Products in the Field in the Territory.

3.3 Manufacture and Supply of Products. Subject to the terms and conditions of this Agreement, during the Term, Vical shall be solely responsible for the manufacture and supply of Products in the Field in the Territory, including CMC-related work necessary for obtaining Regulatory Approval for Products in the Field in the Territory, including all costs associated with such activities. Vical shall perform all manufacturing activities with respect to Products in the Field in the Territory in compliance with all applicable laws, rules and regulations.

3.4 Disclosure Regarding Vical’s Efforts. Vical shall keep Astellas regularly and fully informed regarding development, regulatory, manufacturing and commercialization activities of Vical and its Sublicensees with respect to Products in the Field in the Territory. Without limiting the foregoing, Vical shall keep Astellas reasonably informed of the progress of such activities, and shall, within […***…] after the end of each Calendar Year during the Term, provide Astellas a report setting forth a reasonably detailed description of the progress and status of development, manufacture and commercialization of, and regulatory strategy and filings made and Regulatory Approvals obtained for, Products in the Field in the Territory, and a reasonably detailed description of the development, manufacture, commercialization and regulatory activities that Vical plans to undertake during the subsequent Calendar Year.

3.5 Subcontractors. Vical may perform some or all of its obligations under this Article 3 through one or more subcontractors. Vical shall remain responsible for the performance by any Third Party subcontractors and the compliance of such Third Party subcontractors with the provisions of this Agreement in connection with such performance.

3.6 Negative Covenant. In the event of a Vical Change of Control in which the Third Party acquiror or any of its Affiliates is manufacturing, using, marketing, promoting,

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distributing, offering for sale, commercialising or selling a Competitive Compound or Product in the Field in the Territory as of the closing of such Vical Change of Control (a “Competing Entity”), then Vical shall (a) procure that such Competing Entity divests itself of rights to, or discontinues development or commercialization of, such Competitive Compound or Product in the Territory within […***…] of the closing of such Vical Change of Control or (b) terminate this Agreement upon written notice to Astellas within […***…] after the closing of such Vical Change of Control. The Competing Entity may commercialize the Competitive Compound or Product in the Territory that is already being commercialized at the time of the Vical Change of Control provided that, unless this Agreement is terminated pursuant to Section 3.6(b), the Net Sales of such Competitive Compound or Product shall be included in the calculation of any milestone payments based on Net Sales and royalties to be paid to Astellas under Section 4.2 and Section 4.3, respectively. “Vical Change of Control” shall mean a transaction or series of transactions pursuant to which a Third Party (i) acquires (whether by merger, consolidation or transfer or issuance of capital stock or otherwise) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of Vical’s then outstanding voting securities, or (ii) acquires all or substantially all of the assets of Vical; but excluding any such transaction or series of transactions described in clause (i) or (ii) in which, immediately after the consummation of such transaction or series of transactions, the holders of voting securities of Vical immediately prior to such transaction or series of transactions beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities of the successor entity (or the parent of such successor entity) in such transaction.

4.	FEES AND PAYMENTS

4.1 Upfront Fee. Vical shall make a non-refundable, non-creditable payment to Astellas of US$1,120,000 payable as follows: (a) US$250,000 shall be paid by wire transfer to Astellas within thirty (30) days after the Effective Date; and (b) US$870,000 shall be paid to Astellas within thirty (30) days after the Effective Date in the form of Vical common stock, par value $0.01 per share, pursuant to that certain Stock Purchase Agreement by and between Vical and Astellas, dated as of the Effective Date. […***…]

4.2 Milestone Payments. Within […***…] after the occurrence of each of the following milestone events (other than items (vi), (vii) and (viii) below which shall be payable within […***…] after the occurrence of each such milestone event), Vical shall pay to Astellas the corresponding non-refundable, non-creditable milestone payment set forth below (whether such milestone event is achieved by Vical or any Sublicensee):

Milestone Event		Milestone Payment
(i)	[…***…]	US$[…***…]
(ii)	[…***…]	US$[…***…]

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(iii)	[…***…]	US$	[…***…]
(iv)	[…***…]	US$	[…***…]
(v)	[…***…]	US$	[…***…]
(vi)	[…***…]	US$	[…***…]
(vii)	[…***…]	US$	[…***…]
(viii)	[…***…]	US$	[…***…]

Each of the milestone payments described in this Section 4.2 shall be payable one time for the first achievement of such milestone event by any applicable Product, regardless of the number of other Products that subsequently achieve such milestone event. For clarification, in the event two or more milestone events are achieved at the same time, the milestone payments for both milestone events shall be due.

4.3 Royalties.

(a) Royalty Rate. Vical shall pay Astellas nonrefundable, non-creditable royalties calculated by multiplying the following applicable royalty rates by the corresponding aggregate amount of Net Sales of all Products in the Territory in a Calendar Year:

Net Sales in the Territory Per Calendar Year	Royalty Rate
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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[…***…]	[…***…]

(b) Royalty Term. Royalties under this Section 4.3 shall be payable on aggregate annual Net Sales of all Products in the Territory for a period determined on a country-by-country basis from the First Commercial Sale of a Product in a country in the Territory and ending upon the latest to occur of (i) expiration of the last to expire Valid Claim with respect to such Product (or the Compound therein) in such country, (ii) expiration of any data or other regulatory exclusivity period for such Product in such country or (iii) ten (10) years after the earliest date of First Commercial Sale of such Product in such country (the “Royalty Term”).

(c) Royalty Reduction. During any portion of the Royalty Term for a Product in a country when (i) there is no Valid Claim with respect to such Product (or the Compound therein) in such country and (ii) there is no data or other regulatory exclusivity with respect to such Product in such country, the royalties payable under Section 4.3(a) on Net Sales of such Product in such country during such portion of the Royalty Term shall be adjusted by multiplying the royalties payable with respect to such country calculated in accordance with Section 4.3(a) (without adjustment) by […***…].

(d) Termination. Upon expiration (but not early termination) of the Royalty Term for a Product in a country and payment in full of all amounts owed to Astellas under this Agreement for such Product in such country, Vical’s license with respect to such Product in such country shall become perpetual, fully-paid and royalty-free.

4.4 Payments to Third Parties. Vical (or its Sublicensee) shall be responsible for any and all payments owed to any Third Party for any Patents, Information or other intellectual property rights licensed or acquired by Vical (or its Sublicensee) after the Effective Date in order to develop, make, have made, use, promote, distribute, sell, offer for sale, have sold or import any Product in the Field in the Territory (it being understood that the decision to license or acquire any such Patents, Information or other intellectual property rights shall be at Vical’s (or its Sublicensee’s) discretion).

5.	PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports. All payments due under this Agreement shall be paid within […***…] days of the end of each Calendar Quarter, unless otherwise specifically provided herein. Royalty payments shall be calculated and reported for each Calendar Quarter. Each royalty payment due to Astellas shall be accompanied by a report of Net Sales by Vical and its Sublicensees, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales with reconciliation to Net Sales of such Products, the royalties payable, the method used to calculate the royalties, and the exchange rates used.

5.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalties are payable as published by the Wall Street Journal, Eastern Edition (or such other source agreed in writing by the parties),

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during the Calendar Quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank account designated in writing by Astellas, unless otherwise specified in writing by Astellas.

5.3 Income Tax Withholding. Each party will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by the paying party, the paying party will (a) deduct such taxes from the payment made to the other party, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other party and certify its receipt by the taxing authority within […***…] following such payment. For purposes of this Section, each party agrees to provide the other with reasonable assistance to enable the due deduction by the paying party and appropriate recovery by the other party, which assistance includes, but is not limited to, provision of any tax forms and other information that may be reasonably necessary in order for the paying party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

5.4 Records; Audits. Vical shall keep, and require its Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Astellas pursuant to this Agreement. Such books and records shall be kept for such period of time required by law, but no less than […***…] following the end of the Calendar Quarter to which they pertain. Astellas shall have the right to cause an independent, certified public accountant, reasonably acceptable to Vical, to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than the preceding […***…]. Except for for-cause audits, audits may be exercised not more often than once each year, only once for each relevant record, and during normal business hours upon reasonable prior written notice to Vical. Any such auditor shall not disclose Vical’s Confidential Information to Astellas, except to the extent such disclosure is necessary to verify the accuracy of such records. Prompt adjustments shall be made by the parties to reflect the results of such audit. Astellas shall bear the full cost of such audit unless such audit discloses an underpayment by Vical of more than […***…] of the amount of royalties or other payment due under this Agreement, in which case, Vical shall bear the full cost of such audit and shall promptly remit to Astellas the amount of any underpayment.

5.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of […***…] above the U.S. Prime Rate (as set forth by Bloomberg (Ticker symbol PRIME index)); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Astellas from exercising any other rights it may have as a consequence of the lateness of any payment.

6.	INTELLECTUAL PROPERTY

6.1 Ownership. Astellas has, and shall retain, all right, title and interest in and to, the Astellas Patents and Astellas Know-How. Inventorship of all discoveries and/or inventions, whether or not patentable, made or developed by or on behalf of Astellas or Vical in the course of research, development, manufacture, or commercialization of the Compound or Product in the Field and all Patent(s) on, and other intellectual property rights in, such discoveries and/or

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inventions (“Inventions”) shall be determined in accordance with the rules of inventorship under applicable patent laws. Any such Inventions owned by Astellas shall be included, as appropriate, in Astellas Technology and subject to the license granted under Section 2.1.

6.2 Patent Prosecution and Maintenance. As between the parties, Astellas (or its licensor, as applicable) shall have the sole right, but not the obligation, to prepare, file, prosecute (including any interferences, extensions, reissue proceedings and reexaminations) and maintain the Astellas Patents, at its sole cost (subject to Section 6.3) and by counsel of its own choice. Astellas shall provide Vical with reasonable opportunity to review and comment on any material document that Astellas intends to file or cause to be filed with the relevant intellectual property or patent office with respect to the Astellas Patents in the Territory, and Astellas shall give due consideration to such comments provided by Vical. Vical agrees to reasonably cooperate in the preparation, filing and prosecution of any Astellas Patents and in the obtaining and maintenance of any supplementary protection certificates and the like with respect to any Astellas Patent claiming a Product being developed or commercialized by Vical or Sublicensees in the Territory. Such cooperation includes, but is not limited to, promptly informing Astellas of any matters coming to Vical’s attention that may affect the preparation, filing, prosecution or maintenance of any Astellas Patents. In the event that Astellas determines to abandon or cease prosecution or maintenance of any Astellas Patent in the Territory, Astellas shall provide reasonable prior written notice to Vical of such intention to abandon or cease prosecution or maintenance. In such case, subject to the rights of Astellas’ licensor with respect to any Astellas Patent licensed to Astellas by a Third Party, Vical may elect, upon written notice by Vical to Astellas, to cause Astellas to continue prosecution and/or maintenance of such Astellas Patent in the Territory, at Vical’s sole cost and expense and in accordance with Vical’s instructions for any such Astellas Patent. Vical shall reimburse Astellas for such costs and expenses incurred by Astellas in connection with prosecuting and/or maintaining any such Astellas Patent within […***…] from the date of invoice for such costs and expenses by Astellas. In the event that Vical desires to cease bearing the costs and expenses with respect to any such Astellas Patent, Vical shall provide reasonable prior written notice to Astellas of such intention. In such case, Astellas shall have the right, but not the obligation, to elect to continue prosecuting and maintaining any such Astellas Patent at its own expense.

6.3 Additional Patent Term Extension Obligations. Vical shall keep Astellas fully informed of the progress of Vical (and, as applicable, its Sublicensee(s)) toward Regulatory Approval of the first Product in the Territory. Vical shall assist Astellas in determining with respect to such Product if the Astellas Patents would be eligible for patent term extension pursuant to 35 U.S.C. §§154–56 (“Patent Term Extension”). Vical acknowledges that time is of the essence with respect to submission of any application for Patent Term Extension. Vical shall give Astellas notification in writing of its (or, as applicable, its Sublicensee’s) first obtaining Regulatory Approval of a Product in the Territory within […***…] of receipt of written notice of such Regulatory Approval from the applicable Regulatory Authority. Astellas shall apply for Patent Term Extension for any Astellas Patent as requested by Vical, at Vical’s expense. At Astellas’ request, Vical shall, in a timely manner, reasonably assist Astellas in preparing an application for Patent Term Extension. Vical (and, as applicable, its Sublicensee(s)) shall reasonably cooperate with Astellas in preparing the applications for Patent Term Extension. Vical agrees to join in such applications at Astellas’ request. Vical shall reasonably support such

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applications and shall provide such information as may be requested by Astellas or any Regulatory Authority in support of such applications.

6.4 Patent Enforcement. Each party shall promptly notify the other in writing of any alleged or threatened infringement of any Astellas Patent in the Territory of which such party becomes aware. The following provisions shall apply to any action or proceeding with respect to infringement by a Third Party of any Astellas Patent in the Territory.

(a) Enforcement. As between the parties, Astellas shall have the first right to bring and control any action or proceeding with respect to infringement by a Third Party of any Astellas Patent in the Field in the Territory, at its own expense and by counsel of its own choice. Vical shall have the right, at its own expense, to be represented in any such action with respect to infringement of any Astellas Patents in the Field in the Territory by counsel of its own choice, and Astellas and its counsel shall reasonably cooperate with, and take into account the view of, Vical and its counsel in strategizing, preparing and presenting any such action or proceeding. If Astellas fails to bring an action or proceeding with respect to infringement of any Astellas Patent in the Field in the Territory within (i) […***…] following the notice of alleged infringement or (ii) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Vical shall have the right (but not the obligation) to bring and control any such action at its own expense and by counsel of its own choice, and Astellas shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Cooperation; Awards. In the event a party brings an infringement action in accordance with this Section 6.4, the other party shall reasonably cooperate, including if required to bring such action, joining such action as a necessary party or the furnishing of a power of attorney. Neither party shall have the right to settle any patent infringement litigation with respect to any Astellas Patent under this Section 6.4 in a manner that diminishes the rights or interests of the other party without the prior written consent of such other party (which shall not be unreasonably withheld). Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages relating to the Products (including lost sales or lost profits with respect to Products) shall be retained by the party that brought and controlled the action and, if Vical brought and controlled such action, shall be deemed Net Sales subject to the royalty provisions of Section 4.3.

6.5 Third Party Infringement Claims. Each party shall promptly notify the other party in writing of any allegation by a Third Party that the activity of either party with respect to the development, manufacture or commercialization of any Product in the Field in the Territory infringes or may infringe the intellectual property rights of such Third Party. Vical shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Vical’s activities, at Vical’s sole cost and expense and by counsel of its own choice, and Astellas shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Astellas shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Astellas’ activities, at Astellas’ sole cost and expense and by counsel of its own choice, and Vical shall have the right,

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at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall enter into any settlement or compromise of any action under this Section 6.5 which would in any manner diminish the rights or interests of the other party without the prior written consent of such other party (which shall not be unreasonably withheld).

6.6 Orange Book Listing. Vical shall have the sole right to make any filing with respect to any Astellas Patents in connection with the FDA’s Orange Book. Upon request of Astellas, Vical shall cooperate with Astellas to file appropriate information with the FDA listing any Astellas Patents in the Orange Book.

6.7 Patent Marking. Vical shall mark all Products made, used or sold in the Territory, or their containers, if required under applicable laws, rules and regulations relating to patent marking.

6.8 Certification. Astellas and Vical each will immediately (and no later than […***…] following the date when Astellas or Vical becomes aware of the certification described in this Section), give notice to the other of any certification of which they become aware filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, as amended, arising from the filing of an application for the regulatory approval of a Generic Product claiming that Patents covering any Product are invalid or non-enforceable or that infringement will not arise from the manufacture, use or sale of any Product in the Field in the Territory by a Third Party. Any action based on such a certification shall be brought and controlled as provided in Section 6.4.

6.9 Trademarks. Vical shall be responsible for selection, registration and maintenance of the trademark(s) for Products in the Field in the Territory, at its own cost, and all such trademark(s) shall be filed and exclusively owned by Vical.

7.	REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as of the Effective Date that:

(a) Organization. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action.

(c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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(d) Agreements with Employees and Contractors. All of such party’s employees or contractors acting on its behalf pursuant to this Agreement or any other written agreement between the parties are and will be obligated under a binding written agreement to comply with obligations of confidentiality and non-use consistent with those set forth in Article 8.

(e) No Debarment. Such party is not debarred under the U.S. Federal Food, Drug and Cosmetic Act or comparable laws in any other country or jurisdiction, and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred, in connection with the development, manufacture or commercialization of the Products. In the event that either party becomes aware of the debarment or threatened debarment of any person or entity providing services to such party, including the party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other party shall be immediately notified in writing.

7.2 Astellas Representations and Warranties. Astellas represents, warrants and covenants to Vical as of the Effective Date that:

(a) Control. Astellas is the sole owner of all of the Astellas Technology existing as of the Effective Date, free and clear of all liens.

(b) Right to Grant License. Astellas has the right to grant the license it grants to Vical under Section 2.1 of this Agreement.

(c) No Conflicting Grant of Rights. Astellas and its Affiliates have not, and will not during the Term, grant any right to any Third Party that would conflict with the rights granted to Vical hereunder or, except with Vical’s prior written consent, allow a Third Party to create and maintain any security interest in (i) Astellas Patents or (ii) any rights granted to Vical hereunder, to secure third-party financing; provided that Astellas may allow a Third Party to create and maintain such a security interest without Vical’s prior written consent if such security interest is subject to the rights granted to Vical under such Astellas Patents or other rights as set forth in this Agreement.

(d) No Infringement. Astellas has not received any notice alleging, and is not otherwise actually aware, that the practice of the Astellas Patents infringes or may infringe any Patent(s) of any Third Party.

(e) No Legal Actions. As of the Effective Date, there are no pending legal actions, nor has Astellas received any written notice regarding any pending legal actions, with respect to the Astellas Technology, and no Astellas Patent is the subject of any interference, opposition, cancellation or other protest proceeding.

(f) Disclosure. Up to and including the Effective Date, Astellas has made available to Vical (i) all material information (including without limitation pre-clinical and clinical data) in its possession or Control relating to the Compound, the Product(s) and Astellas Patents in the Field in the Territory, including material information in its or its Affiliates’ possession or Control that is material to the utility or safety of the Compound and/or the

Product(s) in the Field in the Territory, and (ii) all safety data in its or its Affiliates’ possession or Control relating to the Compound and Product(s).

7.3 Disclaimer. Except as expressly set forth herein, THE ASTELLAS TECHNOLOGY IS PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.4 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.4 shall not be construed to limit either party’s indemnification obligations under Article 11 or its right to obtain recover damages for breach of Article 8. For clarification, payments under Article 4 shall not be considered special, incidental, consequential or punitive damages.

8.	CONFIDENTIALITY

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and until the […***…] anniversary of the date of expiration or termination of the later to expire or terminate of this Agreement, each party (in such capacity, the “receiving party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement or the Confidentiality Agreement any Confidential Information of the other party (in such capacity, the “disclosing party”). The receiving party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but not less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party. The receiving party will promptly notify the disclosing party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing party. Without limiting the foregoing, the parties acknowledge that Astellas Know-How includes valuable trade secrets and that it is in the interests of both parties to protect the confidentiality of the Astellas Know-How; provided, that nothing will limit or prevent Astellas from using or disclosing the Astellas Know-How in connection with its discussions and activities outside the scope of the exclusive license granted to Vical hereunder with respect to the Compound and Products in the Field in the Territory.

8.2 Exceptions. Confidential Information shall not include any information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its

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records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information of the disclosing party.

8.3 Authorized Disclosure. The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) prosecuting or defending litigation as permitted by this Agreement;

(b) complying with applicable court orders or governmental regulations;

(c) in the case of Vical, conducting development, manufacturing and/or commercialization activities in accordance with the license granted in Section 2.1, including making regulatory filings with respect to Products; and

(d) disclosure to Affiliates, sublicensees, subcontractors, employees, consultants, agents or other Third Parties who need to know such information for the development, manufacture and commercialization of Products in accordance with this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, sublicensee, subcontractor, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8.

Notwithstanding the foregoing, in the event the receiving party is required to make a disclosure of the disclosing party’s Confidential Information pursuant to Section 8.3(a) or (b), it will, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the receiving party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the receiving party agrees to take all reasonable action to avoid disclosure of Confidential Information of the disclosing party.

8.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 8, each party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 as permitted under Section 8.3.

8.5 Public Announcements.

(a) Press Releases. As soon as practicable following the date hereof, the parties shall each issue a mutually agreed press release announcing the existence of this Agreement. Except as required by applicable laws and regulations (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a party or its Affiliates are traded), neither party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each party may make any public statement, including statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other party pursuant to this Section 8.5 and which do not reveal non-public information about the other party. For avoidance of doubt, Astellas shall have the right, without the prior written consent of Vical, to announce events such as achievement of milestones under this Agreement, and other events deemed material by its General Counsel; provided, however, that Astellas shall consult with Vical with regard thereto and provide reasonable opportunity for Vical to review such announcement in advance. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text.

(b) Filing of Agreement. The parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a party or its Affiliate are traded, and each party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither party (nor its Affiliates) will be obligated to consult with or obtain approval from the other party with respect to any filings to the SEC or any stock exchange or other governmental agency.

(c) Publications.

(i) Except as otherwise set forth in Section 8.5(c)(ii) below, at least […***…] prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any Product in the Field that has not been previously published, each party shall provide to the other party a draft copy thereof for its review (unless such party is required by law to publish such Information sooner, in which case such party shall provide such draft copy to the other party as much in advance of such publication as possible). The publishing party shall consider in good faith any comments provided by the other party during such […***…] period. In addition, the publishing party shall, at the other party’s reasonable request, remove therefrom any Confidential Information of such other party, except each party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety or efficacy of the Product that such party believes in good faith it is obligated by applicable law or appropriate to conform to applicable regulatory requirements to disclose; provided that it shall delay publication for a period not to exceed […***…] in order to allow the other party to file for patent protection as permitted by this Agreement in relation to its Confidential Information. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, as appropriate.

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(ii) In the event Vical desires to publish, publicly present, and/or submit for written or oral publication a manuscript, abstract or the like that includes Information relating to any Product in the Field but that does not include any Confidential Information of Astellas, Vical shall provide to Astellas a draft copy thereof for its review prior to the date of such publication, presentation or submission, and Vical shall consider in good faith any comments provided by Astellas with respect thereto.

(iii) Vical shall, within a reasonable amount of time after the Effective Date and from time to time thereafter, provide to Astellas a copy of its plan for publication regarding Compounds and Products in the Field, including all material updates and changes thereto.

8.6 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8. In addition to all other remedies, the disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

9.	COLLABORATIVE RESEARCH AGREEMENT WITH OUTSIDE RESEARCHERS OR INSTITUTIONS

9.1 Sample Supply. Astellas shall have the right to supply the Compound to its outside researchers and/or institutions (“Astellas Outside Researchers”) who wish to use the same solely for their research purpose to whom Astellas has made any commitment before the Effective Date. Astellas shall enter into a material transfer agreement containing customary terms, including confidentiality and non-disclosure obligations and restrictions on use for research purposes only, with each Astellas Outside Researcher. Astellas shall provide to Vical, as soon as reasonably practicable after the Effective Date, a letter disclosing the identity of each Astellas Outside Researcher, the quantities of the Compound each such Astellas Outside Researcher will receive or has received, the term during which each Astellas Outside Researcher may use the Compound and, if known, the anticipated timeline for publication of an abstract or manuscript by each such Astellas Outside Researcher, to the extent that such disclosure is expressly authorized under such material transfer agreement or any other agreement(s) between Astellas and each such Astellas Outside Researcher or by a prior written consent of each such Astellas Outside Researcher, provided however, that Vical shall treat the letter and information included therein as Astellas’ Confidential Information.

9.2 Publication by Astellas Outside Researchers. Astellas may receive and review the draft abstract or manuscript for publication prepared by the Astellas Outside Researchers with whom Astellas has provided the Compound before and after the Effective Date under Astellas’ material transfer agreements, provided that Astellas will use its reasonable efforts to provide Vical with such abstract or manuscript to the extent such provision is expressly authorized under such material transfer agreement or any other agreement(s) between Astellas and each such Astellas Outside Researcher or by a prior written consent of each such Astellas Outside Researcher, provided however, that (a) the ownership and the strategy for protection of any intellectual property right which may be made by such Astellas Outside Researchers, including but not limited to the countries for which such intellectual property right will be sought and (b) the timing and contents of the publication of such manuscript shall be determined by mutual agreement between Astellas and such Astellas Outside Researchers, and provided further that Vical shall treat such abstract or manuscript and information included therein as Astellas’ Confidential Information.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration of the last Royalty Term, subject, in each case, to earlier termination pursuant to Section 10.2 (the “Term”).

10.2 Early Termination.

(a) Termination for Cause.

(i) A party shall have the right to terminate this Agreement upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within […***…] with respect to any payment breach) after written notice from the terminating party requesting cure of such breach. Any such termination shall become effective at the end of such […***…] with respect to any payment breach) period unless the breaching party has cured any such breach prior to the end of such period.

(ii) A party shall have the right to terminate this Agreement upon written notice to the other party upon the bankruptcy, dissolution or winding up of such other party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other party’s property that is not discharged within […***…].

(b) Other Vical Termination Right. Vical shall have the right to terminate this Agreement on a country-by-country basis upon […***…] prior written notice to Astellas if Vical reasonably determines that further development and/or commercialization of Products in the Field in the Territory will not be beneficial for Vical for scientific, regulatory, commercial, financial, ethical or other fair reasons specified in reasonable detail in writing to Astellas. Vical will also have the right to terminate this Agreement as provided in Section 3.6(b).

(c) Other Astellas Termination Rights. Astellas shall have the right to terminate this Agreement immediately upon written notice to Vical if Vical or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Astellas Patent.

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10.3 Effect of Termination or Expiration; Surviving Obligations.

(a) Effect of Any Termination. Upon any termination of this Agreement by either party:

(i) all rights and obligations of the parties under this Agreement shall terminate, except as provided in Sections 10.3, 10.4, 10.5 and, as applicable, 10.6;

(ii) Vical shall perform its outstanding non-cancellable obligations with respect to Products in the Territory that existed or accrued prior to the notice date of termination; and

(iii) Vical shall cooperate with and provide reasonable assistance to Astellas with respect to any applications for Patent Term Extension, including providing such information as may be requested by Astellas or any Regulatory Authority in support of such applications.

(b) Effect of Any Termination Other than Termination by Vical for Cause. Upon any termination of this Agreement by Vical under Section 10.2(b) with respect to any country or countries or by Astellas under Section 10.2(a) or (c):

(i) if, at the time of such termination, there are any ongoing clinical trials with respect to Products in the Field in the terminated country or in the Territory, as applicable, the parties shall, at Astellas’ option, negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion or, at Astellas’ election, promptly transition such development activities to Astellas or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions Astellas deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable laws, rules and regulations; and

(ii) Vical shall, and hereby does, grant to Astellas:

(1) the unrestricted right to use and refer to all Information, including all data and regulatory documents, relating to the Compound or Product, in the terminated country or countries and, if this Agreement is terminated in its entirety, in the Territory;

(2) an exclusive, royalty-free, perpetual, irrevocable license, with the right to sublicense and further sublicense, under all Compound-specific and Product-specific Patents Controlled by Vical or its Affiliates or jointly-owned by the parties in the Field in the terminated country or countries and, if this Agreement is terminated in its entirety, in the Territory;

(3) a non-exclusive, royalty-free, perpetual, irrevocable license, with the right to sublicense and further sublicense, under all Patents Controlled by Vical or its Affiliates other than those referenced in subsection (2) above, which Patents would, but for the license granted in this subsection (3), be infringed by the development, use, manufacture, promotion, sale, offer for sale, distribution, import or export of the Compound or Product in the

Field in the Territory, solely to develop, use, make, have made, promote, sell, offer for sale, distribute, import, export and otherwise commercialize the Compound and Products in the Field in the terminated country or countries and, if this Agreement is terminated in its entirety, in the Territory; and

(4) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfers of rights as set forth in subsections (1), (2) and (3) above.

(c) Surviving Terms. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the obligations and rights of the parties under Sections 4.3(d), 5.4 (for the period described therein), 6.1, 7.3, 7.4, 10.3, 10.4 and 10.5 and Articles 1, 8, 11 and 12 shall survive expiration or termination of this Agreement.

(d) Return of Confidential Information. Within […***…] following the expiration or termination of this Agreement, each party shall deliver to the other party or destroy any and all Confidential Information of the other party in its possession, as per instruction by the party which owns such Confidential Information. Notwithstanding the foregoing, in the event that Vical grants to Astellas the right and license pursuant to Section 10.3(b), Astellas shall not be required to make delivery or destruction pursuant to this Section 10.3(d).

10.4 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

10.5 Damages; Relief. Subject to Section 10.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

10.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that a party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensing party under the U.S. Bankruptcy Code, the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the licensing party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the licensing party upon written request therefor by the licensee.

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11.	INDEMNIFICATION

11.1 Indemnification by Astellas. Astellas hereby agrees to save, defend and hold Vical, its Affiliates and its and their respective directors, officers, employees and agents and, with respect to the indemnification set forth in Section 11.1 only, also Vical’s Sublicensees, subcontractors and distributors (each, a “Vical Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Vical Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Astellas Indemnitee with respect to any obligations or activities contemplated by this Agreement or (b) the breach by Astellas of any warranty, representation, covenant or agreement made by Astellas in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Vical Indemnitee or the breach by Vical of any warranty, representation, covenant or agreement made by Vical in this Agreement.

11.2 Indemnification by Vical. Vical hereby agrees to save, defend and hold Astellas and its Affiliates and its and their respective directors, officers, employees and agents (each, an “Astellas Indemnitee”) harmless from and against any and all Losses to which any Astellas Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of any Product in the Territory by Vical or any of its Sublicensees, (b) the gross negligence or willful misconduct of any Vical Indemnitee with respect to any obligations or activities contemplated by this Agreement, or (c) the breach by Vical of any warranty, representation, covenant or agreement made by Vical in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Astellas Indemnitee or the breach by Astellas of any warranty, representation, covenant or agreement made by Astellas in this Agreement.

11.3 Control of Defense. Any person entitled to indemnification under this Article 11 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

11.4 Insurance. Each party shall, at its own expense, procure and maintain during the Term and for a period of […***…] thereafter, insurance policy/policies, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. Such insurance shall not be construed to create a limit of a party’s liability with respect to its obligations hereunder including the indemnification obligations under this Article 11. Each party shall provide the other party with written evidence of such insurance or self-insurance upon request. Each party shall provide the other party with written notice at least […***…] prior to the cancellation, non-renewal

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or material change in such insurance self-insurance which could materially adversely affect the rights of such other party hereunder.

12.	GENERAL PROVISIONS

12.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

12.2 Dispute Resolution.

(a) Objective. The parties recognize that disputes as to matters arising under or relating to this Agreement or either party’s rights and/or obligations hereunder may arise from time to time. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 12.2 to resolve any such dispute if and when it arises.

(b) Resolution by Executives. If an unresolved dispute as to matters arising under or relating to this Agreement or either party’s rights and/or obligations hereunder arises, either party may refer such dispute to the Chief Executive Officer of Vical and a senior executive of Astellas who reports directly to the Chief Executive Officer of Astellas (the Chief Executive Officer of Vical and such senior executive of Astellas, collectively, the “Executives”), who shall meet in person or by telephone within […***…] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of the Executives within […***…] following such meeting (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 12.2(c).

(c) Arbitration.

(i) If the parties do not resolve a dispute as provided in Section 12.2(b), and a party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” (as defined below) shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either party intends to commence binding arbitration of such dispute, such party will provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within […***…] after the receipt of such notice, the other party may by written notice to the party initiating binding arbitration, add additional issues to be resolved.

(ii) The arbitration shall be conducted by a panel of […***…] arbitrators experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Sublicensee. Within […***…] after receipt of the original notice of binding arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within […***…] of their appointment. If the

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arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC in accordance with the ICC Rules. The place of arbitration shall be New York, New York and all proceedings and communications shall be in English.

(iii) It is the intention of the parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than […***…] after selection of the arbitrators, the parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within […***…] from such meeting. Failing any such mutual agreement, the arbitrators will design and the parties shall follow procedures to such effect.

(iv) Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages. The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a party in connection with the arbitration be paid by the other party. Subject to the preceding sentence, each party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(v) Except to the extent necessary to confirm or enforce an award or as may be required by applicable law, neither a party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both parties. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(vi) As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a patent, trademark, copyright or regulatory data exclusivity; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

12.3 Entire Agreement; Modification. This Agreement, including any information provided by letter as contemplated herein, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. Except for the separate letter provided by Astellas to Vical as contemplated herein, this Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein and therein, including the Confidentiality Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

12.4 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any

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partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

12.5 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

12.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to the Compound and Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (a “Sale”), provided that in the event of a Sale (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

12.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as otherwise provided in this Agreement with respect to Astellas Indemnitees under Section 11.2 and Vical Indemnitees under Section 11.1.

12.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

12.9 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.10 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile or electronic mail (email) transmission confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five (5) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Astellas, notices must be addressed to:

Astellas Pharma Inc.

5-1, Nihonbashi-Honcho 2-chome

Chuo-Ku, Tokyo 103-8411

Japan

Attention: Vice President, Legal & Compliance

Facsimile: […***…]

With a copy to:

Astellas Pharma Inc.

5-1, Nihonbashi-Honcho 2-chome

Chuo-Ku, Tokyo 103-8411

Japan

Attention: Vice President, Business Development

Facsimile: […***…]

If to Vical, notices must be addressed to:

Vical Incorporated

10390 Pacific Center Court

San Diego, California 92121

USA

Attention: Business Development

Facsimile: […***…]

Email: […***…]

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

USA

Attention: […***…]

Telephone: (858) 550-6000

Facsimile: […***…]

Email: […***…]

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12.11 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within […***…] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

12.12 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Interpretation. All references in this Agreement to the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Signatures provided by facsimile transmission or in Adobe™

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Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[Remainder of this page intentionally left blank.]

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AGREEMENT as of the date set forth below.

VICAL INCORPORATED		ASTELLAS PHARMA INC.

By:	/s/ Vijay B. Samant	By:	/s/ Yoshihiko Hatanaka

Name: Vijay B. Samant	Name: Yoshihiko Hatanaka
Title: President and CEO	Title: President and CEO
Date: March 24, 2015	Date: March 16, 2015

SIGNATURE PAGE TO LICENSE AGREEMENT